As filed with the Securities and Exchange Commission on June 14, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

HUBBELL INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Connecticut	06-0397030

(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

584 Derby Milford Road
Orange, Connecticut 06477-4024
(203) 799-4100
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Hubbell Incorporated 2005 Incentive Award Plan
(Full title of the plan)

Richard W. Davies, Esq.
Vice President, General Counsel and Secretary
Hubbell Incorporated
P.O. Box 549
584 Derby Milford Road
Orange, Connecticut 06477-4024
(203) 799-4100
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered (1)	Per Share (2)	Offering Price	Fee

Class B Common Stock, $0.01 par value(3)	5,875,000	$46.805	$274,979,375	$32,365.07

(1) This Registration Statement registers 5,875,000 shares of Class B Common Stock ($0.01 par value) of Hubbell Incorporated (the “Company”) authorized for issuance under the Hubbell Incorporated 2005 Incentive Award Plan (the “Plan”) plus an indeterminate number of additional shares as may become issuable in connection with share splits, share dividends or similar transactions.

(2) For purposes of computing the registration fee only. Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, and based on the average of the high and low prices of the Company’s Class B Common Stock on the New York Stock Exchange on June 10, 2005.

(3) This Registration Statement also pertains to Series B Junior Participating Preferred Share Purchase Rights of the Registrant. Until the occurrence of certain prescribed event, the Rights are not exercisable, will be evidenced by certificate for the Class B Common Stock and will be transferred along with and only with the Class B Common Stock.

PART I

Item 1. Plan Information

          Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information

          Not required to be filed with this Registration Statement.

PART II

Item 3. Incorporation of Documents by Reference.

          The following documents which have been filed by the Company with the Commission are incorporated by reference into this Registration Statement:

          (a)       the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 9, 2005 (the “2004 10-K”);

          (b)       the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31st of 2005, filed with the Commission on May 6, 2005;

          (c)       all other reports filed by the Company pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the Company’s fiscal year ended December 31, 2004; and

          (d)       the description of the Company’s Class B Common Stock and Class B Rights contained in the Company’s Registration Statements on Form 8-A, dated March 3, 1992 and December 17, 1998, respectively.

          All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

          For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

          Not applicable.

Item 5. Interests of Named Experts and Counsel.

          The legality of the shares of Class B Common Stock offered hereby has been passed upon by Richard W. Davies, Esq., Vice President, General Counsel and Secretary of the Company. Mr. Davies is also an officer and/or director of each of the Company’s domestic subsidiaries. As of June 14, 2005, Mr. Davies is the record and beneficial owner of 24,394 shares of the Company’s Class A Common Stock and 33,199 shares of the Company’s Class B Common Stock, and also is eligible to exercise options within sixty days of June 14, 2005 to purchase 142,666 shares of Class B Common Stock by the exercise of stock options pursuant to the Company’s Stock Option Plan for Key Employees. Mr. Davies is eligible to receive grants of awards under the Company’s 2005 Incentive Award Plan.

          Mr. Davies is a co-Trustee with shared voting and investment power with respect to (a) 2,452,360 shares of the Company’s Class A Common Stock owned by the Louie E. Roche Trust; (b) 1,664,315 shares of the Company’s Class A Common Stock owned by the Harvey Hubbell Trust; and (c) 106,304 shares of the Company’s Class A Common Stock and 29,358 shares of the Company’s Stock held by The Harvey Hubbell Foundation.

Item 6. Indemnification of Directors and Officers.

          Directors and officers of the Company may be indemnified by the Company against certain actions pursuant to the Connecticut Business Corporation Act (the “CBCA”). A charter amendment was approved by the Company’s shareholders on May 4, 1998 providing enhanced indemnification of directors and officers of the Company and providing for indemnification of employees and agents of the Company in certain circumstances, both as authorized by the CBCA effective January 1, 1997. The Company’s charter, as amended, affords to directors and officers the right to be indemnified “to the fullest extent permitted by law.” This right means that a director or officer will be indemnified against expenses and liabilities incurred in connection with any applicable proceeding so long as his or her conduct did not (i) involve a knowing and culpable violation of law by such person, (ii) enable such person or an associate, as defined in Section 33-840 of the CBCA, to receive an improper personal economic gain, (iii) show a lack of good faith and a conscious disregard for the duty of such person to the Company under circumstances in which such person was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Company, (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of such person’s duty to the Company, or (v) create liability under Section 33-757 (liability for unlawful distributions) of the CBCA. The Company’s charter, as amended, also obligates the Company to advance the expenses of a director or officer so long as the director or officer promises to repay the advance if it is later determined that he or she is not entitled to indemnification by the Company.

          The Company has in effect liability insurance policies covering certain claims against any of its officers or directors by reason of certain breaches of duty, neglect, error, misstatement, omission or other act committed or alleged to have been committed by such person in his or her capacity as officer or director.

Item 7. Exemption from Registration Claimed.

          Not applicable.

Item 8. Exhibits

Exhibit
Number	Description of Exhibit
4	Hubbell Incorporated 2005 Incentive Award Plan (incorporated by reference to Exhibit B of the Company’s Proxy Statement dated March 16, 2005)

5	Opinion of Richard W. Davies, Vice President, General Counsel and Secretary of the Company

23(a)	Consent of PricewaterhouseCoopers LLP

23(b)	Consent of Richard W. Davies (included in Exhibit 5)

24	Power of Attorney

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Orange, State of Connecticut, on June 14, 2005.

Hubbell Incorporated

By:	/s/ Richard W. Davies

Richard W. Davies
Vice President, General Counsel and Secretary

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by each of the following persons in the capacities indicated.

Signature	Title	Date

	Chairman of the Board/President/	June 8, 2005
/s/ Timothy H. Powers	Chief Executive Officer/Director
Timothy H. Powers

	Corporate Controller and Interim	June 8, 2005
/s/ Gregory F. Covino	Chief Financial Officer
Gregory F. Covino

/s/ E. Richard Brooks	Director	June 8, 2005
E. Richard Brooks

/s/ George W. Edwards, Jr.	Director	June 8, 2005
George W. Edwards, Jr.

/s/ Joel S. Hoffman	Director	June 8, 2005
Joel S. Hoffman

/s/ Andrew McNally IV	Director	June 8, 2005
Andrew McNally IV

/s/ Daniel J. Meyer	Director	June 8, 2005
Daniel J. Meyer

/s/ G. Jackson Ratcliffe	Director	June 8, 2005
G. Jackson Ratcliffe

/s/ Richard J. Swift	Director	June 8, 2005
Richard J. Swift

/s/ Daniel S. Van Riper	Director	June 8, 2005
Daniel S. Van Riper

EXHIBITS

Exhibit
Number	Description of Exhibit
4	Hubbell Incorporated 2005 Incentive Award Plan (incorporated by reference to Exhibit B of the Company’s Proxy Statement dated March 16, 2005)

5	Opinion of Richard W. Davies, General Counsel of the Company

23(a)	Consent of PricewaterhouseCoopers LLP

23(b)	Consent of Richard W. Davies (included in Exhibit 5)

24	Power of Attorney